Exhibit 10.8

THIS NOTE HAS NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “ACT”), OR UNDER THE SECURITIES LAWS OF ANY STATE. THIS NOTE MAY BE SUBJECT TO RESTRICTIONS ON TRANSFERABILITY AND RESALE AND MAY NOT BE TRANSFERRED OR RESOLD EXCEPT AS PERMITTED UNDER THE ACT AND THE APPLICABLE STATE SECURITIES LAWS, PURSUANT TO REGISTRATION OR EXEMPTION THEREFROM.  INVESTORS SHOULD BE AWARE THAT THEY MAY BE REQUIRED TO BEAR THE FINANCIAL RISKS OF THIS INVESTMENT FOR AN INDEFINITE PERIOD OF TIME.  THE ISSUER OF THIS NOTE MAY REQUIRE AN OPINION OF COUNSEL IN FORM AND SUBSTANCE REASONABLY SATISFACTORY TO THE ISSUER TO THE EFFECT THAT ANY PROPOSED TRANSFER OR RESALE IS IN COMPLIANCE WITH THE ACT AND ANY APPLICABLE STATE SECURITIES LAWS.

PAYMENT OF THIS NOTE IS SUBJECT TO THE TERMS AND CONDITIONS OF A CONSENT, COLLATERAL RELEASE AND SUBORDINATION AGREEMENT, DATED AS OF MAY [__], 2024 (THE “INTERCREDITOR AGREEMENT”), BY AND AMONG JORDAN GEOTAS, ACTING ON BEHALF OF HIMSELF AND ON BEHALF OF THE NOTEHOLDERS (AS DEFINED IN THE INTERCREDITOR AGREEMENT) (THE “NOTEHOLDER REPRESENTATIVE”), SHENZHEN SMOORE TECHNOLOGY LIMITED AND ANY OF ITS AFFILIATES THAT JOIN THE INTERCREDITOR AGREEMENT (COLLECTIVELY, “SMOORE” AND, TOGETHER WITH THE NOTEHOLDER REPRESENTATIVE, THE “SENIOR LENDERS”), THE LENDER, THE BORROWER AND BAKER TECHNOLOGIES, INC. (“BAKER”).

STANDARD FARMS LLC

SECURED PROMISSORY NOTE

Up to $10,500,000	May 2, 2024

WHEREAS, pursuant to recent legislation enacted by the Commonwealth of Pennsylvania, independent grower/processors have been awarded the opportunity to open up to three (3) retail medical marijuana dispensary locations;

WHEREAS, the construction and initial setup of retail medical marijuana dispensaries requires a significant initial outlay of immediately available funds;

WHEREAS, retail medical marijuana dispensaries typically do not become cash-flow positive for some time after their initial opening, and accordingly additional capital is often required after the construction and initial setup; and

WHEREAS, the Borrower (as defined below) wishes to open, build out and operate retail medical marijuana dispensaries but requires a loan from the Lender in order to effect the foregoing.

THEREFORE, FOR VALUE RECEIVED, STANDARD FARMS LLC, a Pennsylvania limited liability company (the “Borrower”), hereby promises to pay to the order of [***] (the “Lender”), on December 31, 2027 (the “Maturity Date”) the amount of $3,000,000 as advanced on the date hereof (the “Initial Advance”), as the same may be increased by the parties in connection with subsequent Advances (as defined below) funded by the Lender to the Borrower under this secured promissory note (this “Note”), together with simple interest at an annual rate or rates provided herein, with interest accruing on the principal amount of each Advance from and after the date of such Advance (subject to increase as set forth in Section 2 below).  The sum of all Advances plus accrued interest thereon is hereinafter referred to as the “Note Balance.” The Borrower further acknowledges that in certain circumstances it may be obligated to pay the Multiplied Balance (as defined below) rather than the Note Balance.

1.	Funding.

(a)At any time and from time to time prior to sixty (60) days following the Location Opening Date (as defined below), the Borrower may request advances in addition to the Initial Advance from the Lender (each such additional advance, a “Working Capital Advance”), up to a maximum principal amount of $2,000,000 (the “Working Capital Ceiling”). Working Capital Advances shall only be used by the Borrower for the purpose of paying or reimbursing reasonable expenses incurred or to be incurred in connection with the build-out of the Retail Locations (as defined below) by the Loan Parties (as defined below) and other matters directly related to achievement of the conditions precedent to the DOH’s issuance of the Dispensary Permit (as defined below) to the Loan Parties (the “Working Capital Uses”), by submitting a written request to the Lender (substantially in the form attached hereto as Schedule I, each, a “Borrowing Request”) setting forth (i) the Working Capital Advance requested by the Borrower and (ii) a description of the proposed Working Capital Uses of such funds, in each case not to exceed, in the aggregate, the Working Capital Ceiling.  The Lender shall fund each Working Capital Advance for Working Capital Uses within ten (10) business days of the Lender’s receipt of the related Borrowing Request.

(b)In order to provide sufficient working capital for the operation of the Retail Location(s) and in protection of the Collateral used as security for the Note Balance, the Borrower acknowledges its obligation to pursue the Permit Transfer (as defined in the Security Agreement) in accordance with the terms of the Security Agreement.  If each of the Permit Transfer and the Location Opening Date occur prior to the Maturity Date, the Borrower may submit a Borrowing Request for, and the Lender shall be obligated to make, an additional one-time advance in an amount not to exceed $3,000,000 (the “Setup Advance”). So long as the foregoing conditions have been satisfied, the Lender shall fund the Setup Advance within ten (10) business days of the Lender’s receipt of the related Borrowing Request.  In the event the Permit Transfer does not occur, at any time prior to the Maturity Date the Lender may, but shall not be obligated to, fund all or any portion of the Setup Advance in its sole discretion.

(c)Subject to the occurrence of, and not earlier than ten (10) business days after, the Location Opening Date (provided the Location Opening Date occurs prior to the Maturity Date), the Borrower may request additional advances from the Lender up to a maximum principal amount of $2,500,000 (each such additional advance, a “Discretionary Advance” and, collectively with the Initial Advance, the Working Capital Advances and the Setup Advance, the “Advances”), such that the aggregate principal Note Balance after giving effect to all Advances does not exceed $10,500,000, by submitting a corresponding Borrowing Request to the Lender.  The Lender may, but shall not be obligated to, fund any Discretionary Advance in its sole discretion.

(d)Any Borrowing Requests that are not either (i) for Working Capital Uses pursuant to Section 1(a) or (ii) in respect of the Setup Advance pursuant to Section 1(b) (subject to satisfaction of the conditions set forth therein) may be accepted or rejected in the Lender’s sole discretion.  For the avoidance of doubt, the Lender shall not be obligated to make any Advances upon the occurrence and during the continuance of any Event of Default.  For purposes of this Note, (i) “DOH” means the Department of Health, Bureau of Medical Marijuana, of the Commonwealth (as defined below), (ii) “Dispensary Permit” means a license to open and operate up to three (3) medical marijuana dispensaries in the Commonwealth (collectively, the “Retail Locations”), and (iii) “Location Opening Date” means the date on which the Dispensary Permit has been issued in accordance with all applicable laws, rules and regulations and at least one (1) Retail Location both (A) is open for business and (B) has made at least one (1) commercial sale.

2.	Interest; Multiplied Balance.

(a)Simple interest shall accrue on the outstanding principal balance of each Advance from the date such Advance has been made until paid in full in accordance with the terms of this Note, in the following manner:

(i) During the period beginning on the date of the Initial Advance through and including the Location Opening Date (the “First Period”), at twenty percent (20%);

(ii)During the six (6)-month period immediately following the First Period (the “Second Period”), at thirty percent (30%); and

(ii)During the period immediately following the Second Period through and including the Maturity Date, at forty percent (40%).

The interest rate shall automatically, and without further action by either the Borrower or the Lender, increase to the lesser of (i) twenty percent (20%) plus the otherwise applicable interest rate as set forth in clause (a) of this Section 2, and (ii) the maximum default interest rate permitted under applicable law (the “Default Interest Rate”) upon the occurrence of an Event of Default (as defined below) until such time as this Note has been repaid in full; provided, however, that the Default Interest Rate shall not apply upon the occurrence of an Event of Default due to termination of any Related Contract (as defined below) for any reason other than an uncured breach thereof by the Borrower or its affiliates, including, without limitation, NewCo (as defined below). Interest shall be calculated based on a 360-day year of twelve 30-day months.

(b)Upon the occurrence of any Event of Default (i) pursuant to Section 4(a) or any of Sections 4(e)–(j) of this Note, the Borrower shall be obligated to pay the Lender four hundred percent (400%) of the then-current Note Balance and (ii) pursuant to any of Sections 4(b)–(d) of this Note, the Borrower shall be obligated to pay the Lender two hundred percent (200%) of the then-current Note Balance (as applicable, the “Multiplied Balance”). Notwithstanding the foregoing, the Multiplied Balance shall not be payable unless and until the Lender has given written notice to the Borrower of such Event of Default and the Borrower has had at least thirty (30) days to cure any curable default; provided that the Borrower shall be limited to one (1) such notice and cure period per each twelve (12)-month period while this Note remains outstanding, and provided, further, that no such notice and cure period shall be applicable to Events of Default pursuant to any of Sections 4(a)–(d) of this Note. Notwithstanding anything contained in this Note to the contrary, the Multiplied Balance shall not be payable in the case of any Event of Default that (A) is caused by the Lender’s or its affiliate’s actions or inactions in violation of applicable law or in breach of this Note, the Security Agreement (as defined below) or a Related Contract, or (B) arises from the Borrower being unable to obtain the Dispensary Permit despite using its best efforts (but without any attendant obligation to divest non-monetary assets) to do so and its compliance with all applicable laws, rules and regulations.

(c)Taking into account the stated intention of the parties set forth herein, the Lender does not intend to charge, and the Borrower shall not be required to pay, any interest or other fees or charges in excess of the maximum permitted by applicable law; any payments in excess of such maximum shall be refunded to the Borrower or credited to reduce principal hereunder.

3.	Payments; Prepayments; No Commitment Fee.

(a)This Note shall be immediately due and payable upon the earlier of (i) the Maturity Date, in which case the Borrower shall pay the Note Balance to the Lender, (ii) the occurrence of an Event of Default other than pursuant to Section 4(k), in which case (subject to the terms and conditions of Section 2(b)) the Borrower shall pay the Multiplied Balance to the Lender and (iii) the occurrence of an Event of Default pursuant to Section 4(k), in which case the Borrower shall pay the Note Balance to the Lender.  All cash payments on account of the principal and interest (including, without limitation, in respect of the Multiplied Balance), shall be made in lawful money of the United States of America at the Lender’s address set forth on the signature page hereto, or such other place as the Lender may from time to time designate in writing to the Borrower.

(b)The Borrower shall not be entitled to prepay this Note, in whole or in part, without the Lender’s prior written consent.

(c)The Lender shall not charge a commitment or similar fee to hold open the possibility of future Advances hereunder.

4.Default.  Any of the following shall constitute an “Event of Default” under this Note:

(a)The dissolution or termination of the business of any Loan Party, or the cessation of any Loan Party’s operations;

(b)Any petition in bankruptcy being filed by or against any Loan Party or any proceedings in bankruptcy, insolvency or under any other laws relating to the relief of debtors, being commenced for the relief or readjustment of any indebtedness of any Loan Party, either through reorganization, composition, extension or otherwise, and which, in the case of any involuntary proceedings shall be acquiesced to by any Loan Party or shall continue for a period of sixty (60) days undismissed, undischarged or unbonded;

(c)The making by any Loan Party of an assignment for the benefit of its creditors;

(d)The appointment of a receiver of any property of any Loan Party which shall not be vacated or removed within ninety (90) days after appointment;

(e)Any material breach of a Loan Party of this Note, including, without limitation, the failure of the Borrower to pay the Note Balance when due, or any other contract between or among either Loan Party or any of their respective affiliates, on the one hand, and the Lender or any of its affiliates or designees, on the other hand, including, without limitation, the Security Agreement, the Intercreditor Agreement and any other agreements among any such parties entered into on or after the date hereof (each, a “Related Contract”);

(f)If any representation or warranty made by the Borrower in this Note or any Related Agreement shall at any time be breached, inaccurate or misleading in any material respect, or if the Borrower or any other Loan Party shall materially fail to keep, observe or perform any of the terms, covenants, representations or warranties contained in this Note or any Related Contract or any other document given in connection with this Note or any Related Contract;

(g)If either the (i) permit previously issued to the Borrower by the DOH to function as a grower/processor of cannabis and cannabis products in the Commonwealth (the “Existing Permit”) or (ii) Dispensary Permit (once issued) is revoked, canceled, or otherwise impaired by the DOH, unless the same is caused by the Lender’s or its affiliate’s actions or inactions in violation of applicable law or in breach of this Note, the Security Agreement or a Related Contract;

(h)If any Loan Party is the subject of an action for eviction from any of the Retail Locations;

(i)If any Loan Party permits any action to occur which impairs the Lender’s security interest under the Security Agreement or any Related Contract;

(j)The termination of any Related Contract pursuant to the terms thereof; provided, however that neither a termination by the Borrower of any Related Contract due to the Lender’s breach thereof (subject to any notice and cure requirements set forth therein), nor a termination by the Lender of any Related Contract for a reason other than a material breach by the Borrower of such Related Contract, shall constitute an Event of Default under this Note; or

(k)The exercise of rights and remedies by the Senior Lenders following an “Event of Default” (as defined in the Senior Credit Agreements (as defined below)) under the terms and conditions of either (i) that certain Secured Note Purchase Agreement, dated as of November 1, 2019, by and among TILT Holdings Inc., a corporation formed under the laws of British Columbia (“TILT”), Jimmy Jang, L.P. (“JJLP”), Baker, Commonwealth Alternative Care, Inc. (“CAC”), Jupiter Research LLC (“Jupiter”), the Noteholder Representative and Purchasers identified therein, or (ii) that certain Debt and Security Agreement, dated as of January 28, 2024, by and among TILT, JJLP, Baker, CAC, Jimmy Jang Holdings Inc., JJ Blocker Co., SFNY Holdings, Inc., Sea Hunter Therapeutics, LLC, Standard Farms Ohio LLC, the Borrower, SH Finance Company, LLC, and Jupiter, on the one hand, and Smoore, as lender, on the other hand

(items (i) and (ii) collectively, as such agreements may be amended, restated, modified, renewed, extended or replaced from time to time, the “Senior Credit Agreements”), or any other event of default under any other material third party arrangement of TILT and its consolidated subsidiaries evidencing indebtedness for borrowed money (each, an “Ancillary Credit Agreement”).

At any time upon the occurrence of an Event of Default, the entire Note Balance or Multiplied Balance, as applicable pursuant to Section 3(a), shall become immediately due and payable, without presentment, demand, protest or other notice of any kind, all of which are hereby expressly waived, and the Lender shall have all rights and remedies for default provided by applicable law.

5.Secured Note.  This Note, the Advances evidenced hereby, and the Borrower’s obligations hereunder are secured by a security interest in the “Collateral”, as set forth in that certain Security Agreement, dated as of the date hereof, by and among the Lender, the Borrower, Baker and any joining party thereto (the “Security Agreement”).

6.Guaranty.  TILT and NewCo (as and if NewCo hereafter becomes party hereto and to the Security Agreement) hereby absolutely, unconditionally and irrevocably guarantee, on a joint and several basis, the full and punctual payment and performance of all present and future obligations, liabilities, covenants and agreements required to be observed and performed or paid or reimbursed by the Borrower under this Note; provided, however, that in the event the Permit Transfer (as defined in the Security Agreement) has occurred then TILT’s obligation with respect to the foregoing guaranty shall be terminated. For the avoidance of doubt, the foregoing guaranty is an unsecured obligation of TILT and will be a secured obligation of NewCo pursuant to the Security Agreement (if applicable).

7.Additional Terms and Conditions.  The additional terms and conditions, including representations, warranties and covenants, set forth on Schedule II are incorporated herein by this reference and made a part hereof.

8.Waivers.  The Borrower and any endorsers and guarantors of this Note, and all others who may become liable for all or any part of the obligations evidenced by this Note, severally waive presentment for payment, protest, notice of protest, dishonor, notice of dishonor, demand, notice of non-payment, and the benefit of all statutes, ordinances, judicial rulings, and other legal principles of any kind, now or hereafter enacted or in force, affording any right of cure or any right to a stay of execution or extension of time for payment or exempting any property of such person from levy and sale upon execution of any judgment obtained by the holder in respect of this Note.

9.Notices. All notices required or permitted hereunder shall be in writing and shall be deemed effectively given: (a) upon personal delivery to the party to be notified; (b) when sent by confirmed electronic mail or facsimile if sent during normal business hours of the recipient, if not, then on the next business day; or (c) one business day after deposit with a nationally recognized overnight courier, specifying next day delivery, with written verification of receipt and charges paid by sender. Nothing in this Note shall limit or prohibit any other legally permitted method of delivery, and any notice shall be deemed delivered when actually received. All communications shall be sent to the parties at their respective addresses on the signature page below or at such other address as the Borrower or the Lender may designate by at least (10) days advance written notice to the other parties hereto.

10.Governing Law.  This Note shall be governed by and construed in accordance with the internal laws of the State of Delaware without giving effect to the principles of conflicts of laws thereof; provided, however, that the parties acknowledge their respective obligations to comply with the laws of the Commonwealth (including the rules and requirements promulgated by the DOH) only and specifically as related to cannabis matters pertaining to the Dispensary Permit and operation of the Retail Locations. Any disputes arising hereunder shall be brought in the state or federal courts located in the State of Delaware. The parties waive any objections which they may have based on venue or forum non conveniens of any suit brought in the State of Delaware.  THE PARTIES KNOWINGLY AND VOLUNTARILY WAIVE JURY TRIAL IN ANY ACTION TO ENFORCE OR INTERPRET, OR OTHERWISE ARISING FROM, THIS NOTE.

11.Costs and Expenses.  Each of the Borrower and the Lender agrees to pay its own costs and expenses incurred in connection with the preparation, negotiation, execution and delivery of this Note. The Borrower agrees to pay all costs and expenses, including reasonable fees and expenses of counsel for the Lender, incurred by Lender in connection with the enforcement of its rights under this Note.

[SIGNATURE PAGE TO FOLLOW]

[Signature Page to Secured Promissory Note]

IN WITNESS WHEREOF, each of the undersigned has caused this Secured Promissory Note to be executed by its duly authorized officer as of the date first above written.

BORROWER:

STANDARD FARMS LLC

		By:	BAKER TECHNOLOGIES, INC., its sole member

		By:	/s/ Tim Conder
		Name:	Tim Conder
		Title:	President

c/o TILT Holdings Inc.
2801 E. Camelback Rd., Suite 180
Phoenix, AZ 85016
Attention: Legal Department

LENDER:

[***]

Seen and agreed:

TILT Holdings Inc.

By:	/s/ Tim Conder
Name:	Tim Conder
Title:	Chief Executive Officer

Schedule I

Form of Borrowing Request

The undersigned Borrower refers to that certain Secured Promissory Note (as may be amended from time to time, the “Note”), dated [__], made by the Borrower and payable to the order of [***] (the “Lender”).  Capitalized terms used but not otherwise defined herein shall have the meanings assigned to such terms in the Note.

Borrower hereby gives the Lender notice pursuant to Section 1 of the Note that Borrower requests an additional Advance under the Note as follows:

1.	Date of Request: [____]
2.	Principal Amount Requested: [_____]
3.	Type of Borrowing:
a.	Working Capital Advance: [Y / N]; if yes, attach narrative description of proposed use
b.	Setup Advance: [Y / N]
c.	Discretionary Advance: [Y / N]

The Borrower hereby confirms that, through and including the date of this Borrowing Request, the representations and warranties of the Loan Parties set forth on Schedule II of the Note remain true and correct in all material respects and the covenants of the Loan Parties set forth on such Schedule II have been complied with or otherwise waived by the Lender.

STANDARD FARMS LLC

By:
Name:
Title:

Accepted by the Lender:

[***]

By:
Name:
Title:

Schedule II

Supplemental Terms and Conditions

1.Representations and Warranties of the Borrower.  The Borrower hereby represents and warrants to the Lender as follows:

1.1Organization, Good Standing and Qualification. The Borrower is a limited liability company duly organized, validly existing and in good standing under the laws of the Commonwealth of Pennsylvania (the “Commonwealth”). The Borrower has the requisite limited liability company power to own and operate its properties and assets and to carry on the business of the Loan Parties as now conducted and as proposed to be conducted. The Borrower is duly qualified and is authorized to do business and is in good standing as a foreign corporation in all jurisdictions in which the nature of its activities and of its properties (both owned and leased) makes such qualification necessary, except for those jurisdictions in which failure to do so would not have a material adverse effect on the business, operations, prospects, condition (financial or otherwise) or assets, including, without limitation, the Cannabis Licenses (as defined below), of the Loan Parties (a “Material Adverse Effect”).

1.2Power and Authority. The Borrower has all requisite limited liability company power and authority to execute and deliver this Note and to carry out and perform its obligations hereunder. All limited liability company action on the part of the Borrower, its members and its manager necessary for the authorization of this Note, the execution and delivery of this Note by the Borrower, and the performance of all obligations of the Borrower under this Note has been taken. This Note, when executed and delivered by the Borrower, shall constitute valid and binding obligations of the Borrower enforceable against the Borrower in accordance with their terms, except as limited by applicable bankruptcy, insolvency, reorganization, moratorium, or other laws of general application affecting enforcement of creditors’ rights, and by general principles of equity that restrict the availability of equitable remedies.

1.3Governmental Consents. Except with respect to notices to and approvals by governmental authorities, all consents, approvals, orders, or authorizations of, or registrations, qualifications, designations, declarations, or filings with, any governmental authority, required on the part of the Borrower in connection with the valid execution and delivery of this Note and the use of the proceeds hereof by the Borrower shall have been obtained and will be effective at such time as required by such governmental authority and applicable law.

1.4Subsidiaries. As of the date hereof, the Borrower has no subsidiaries (except for NewCo, as and if formed).

1.5Compliance with Laws; Permits. Excluding federal law with respect to cannabis, neither the Borrower nor TILT is in material violation of any applicable statute, rule, regulation, order or restriction of any domestic government or any instrumentality or agency thereof in respect of the conduct of the their respective businesses or the ownership of their respective properties, which violation would materially and adversely affect the business, assets, liabilities, financial condition or operations of the Loan Parties; provided that deductions or credits on tax returns and forms of the Borrower and its members made in good faith in reliance on the advice of tax professionals shall not be deemed to be a violation or breach of this Section 1.5. There are no actions pending or threatened against the Borrower or TILT that affect the Existing Permit or the Dispensary Permit.  Subject to receipt of the Dispensary Permit, the Borrower (or NewCo, as and when formed) possesses all permits necessary to operate the business of the Loan Parties as presently conducted and proposed to be conducted.

1.6Compliance with Other Instruments. The Borrower is not in violation or default of any term of its certificate of formation or LLC Agreement, or of any material provision of any mortgage, indenture or contract to which it is a party and by which it is bound, or of any judgment, decree, order or writ, other than such violations that would not individually or in the aggregate have a Material Adverse Effect. The execution, delivery and performance of this Note, and the consummation of the transactions contemplated by this Note, will not result in any such violation or be in conflict with, or constitute, with or without the passage of time and giving of notice, either a default under any such document, provision, instrument, judgment, decree, order or writ or an event that results in the creation of any lien, charge or encumbrance (other than the liens created by this Note) upon any assets of the Borrower or the suspension, revocation, impairment, forfeiture, or non-renewal of any material permit, license, authorization or approval applicable to the Borrower, its business or operations or any of its assets or properties. The sale of this Note is not and will not be subject to any preemptive rights or rights of first refusal that have not been properly waived or complied with.

1.7Litigation. There are no claims, actions, suits, proceedings or investigations pending or, to the Borrower’s knowledge, threatened in writing, against the Borrower or TILT at law or in equity in any court or before any other governmental authority, which if determined adversely to the Borrower or TILT, as applicable, or their respective affiliates, would result in a Material Adverse Effect.  There are no outstanding governmental orders against, relating to, or affecting either Borrower or TILT or any of their respective properties or assets, or any of the NewCo’s properties or assets (as and if formed), which would have a Material Adverse Effect.

1.8Tax Matters.  The Loan Parties have timely filed all required tax returns in connection with and in respect of the business of the Loan Parties with the appropriate governmental authority in all jurisdictions in which such tax returns are required to be filed, and timely paid and discharged all federal, state, local, non-US and other income, gross receipts, sales, value added or other taxes, fees, assessments or charges of any kind whatsoever (collectively, “Taxes”) due and payable (whether or not shown or required to be shown on any tax return).  All such tax returns are true, correct and complete in all respects. There are no pending or threatened claims, assessments, notices, deficiencies or audits with respect to any Taxes owed or allegedly owed by the Loan Parties or with respect to the business of the Loan Parties. There are no encumbrances for Taxes upon, or pending or threatened against, any assets of the Loan Parties, other than those which constitute Permitted Encumbrances (as defined below).

1.9Solvency.  TILT and its consolidated subsidiaries collectively, and the Borrower individually, are solvent.  Other than as described in TILT’s public filings, TILT is in material compliance with its Senior Credit Agreements and all Ancillary Credit Agreements.

1.10Cannabis Matters.  The Borrower, TILT, their respective members, as applicable, and their respective employees with material involvement in the operations of the Loan Parties (including, without limitation, any employees with responsibility for dispensing cannabis products, each an “Operating Employee”) is in compliance with all licensing requirements established by the applicable governmental authority with respect to the Existing Permit, the Dispensary Permit and any corresponding permits.  No director, manager, officer or Operating Employee of the Borrower or TILT, nor any director, manager or officer of any member of the Borrower or TILT, as applicable, has:

(a)any (i) felony conviction for a violent crime, (ii) felony conviction for a crime involving fraud, deceit or embezzlement, (iii) felony conviction for hiring, firing or using a minor in transporting, carrying, selling, giving away, preparing for sale or peddling any controlled substance to a minor, or offering, furnishing or selling any controlled substance to a minor, (iv) felony conviction for drug trafficking or (v) plea of guilty or conviction following a plea of nolo contendere with respect to any of the foregoing, in each case in the Commonwealth or any other jurisdiction;

(b)committed any violation of law, including, without limitation, any Cannabis Law, that resulting in suspension or revocation of a license, administrative penalty, citation, civil proceeding or criminal conviction;

(c)received any fines or penalties for the production or cultivation of a controlled substance on public or private land;

(d)committed any act that would result in the denial, revocation, or suspension of a license, permit, registration or other consent or approval to conduce commercial cannabis activity;

(e)been sanctioned by any licensing authority, city or county for any unlicensed commercial cannabis activity;

(d)had any license, permit, registration or other consent or approval to conduct commercial cannabis activity suspended or revoked by any licensing authority or local jurisdiction, or has had any application for a license, permit, registration or other consent or approval to conduct commercial cannabis activity denied;

(e)been, or is, employed by any agency in the Commonwealth or any of its political subdivisions in any position that involves the enforcement of laws related to cannabis, including, without limitation, the Cannabis Laws, or that involves the enforcement of any of the penal provisions of law of the Commonwealth prohibiting or regulating the sale, use, possession, transportation, distribution, testing, manufacturing, or cultivation of cannabis or cannabis products, including but not limited to, employment as a peace officer, or employment in any district attorney’s office, in any city attorney’s office, in any sheriff’s office, or in any local police department; and/or

(f)been determined by a court or governmental agency or tribunal to have engaged in any attempt to obtain a registration, license, or approval to operate a cannabis business in any state or locality by fraud, misrepresentation, or the submission of false information.

1.11Full Disclosure.  To the knowledge of the Borrower, no representation or warranty by the Borrower in this Note, or in any public filing made by or on behalf of TILT, contains any untrue statement of a material fact, or omits to state a material fact necessary to make the statements contained therein, in light of the circumstances in which they are made, not misleading.

2.Representations and Warranties of the Lender.  The Lender hereby represents and warrants to the Borrower as of the date hereof as follows:

2.1Requisite Power and Authority. The Lender is duly organized or incorporated and validly existing under the laws of the jurisdiction of its organization or incorporation and has full partnership, corporate, or other power and authority under its governing instruments and such laws to conduct its business as now conducted and to execute and deliver this Note. All action on the part of the Lender necessary for the authorization, execution, delivery, and performance of all obligations of the Lender under this Note has been taken prior to or on the date hereof. Upon the execution and delivery by the Lender, this Note shall be valid and binding obligations of the Lender, enforceable against it in accordance with its terms, except as limited by applicable bankruptcy, insolvency, reorganization, moratorium, or other laws of general application affecting enforcement of creditors’ rights, and by general principles of equity that restrict the availability of equitable remedies.

2.2Purchase for Own Account. The Lender (a) is acquiring this Note solely for the Lender’s own account and beneficial interest for investment only and not for sale or with a view to distribution of this Note or any part hereof; (b) has no present intention of selling (in connection with a distribution or otherwise), granting any participation in, or otherwise distributing the same; and (c) does not presently have reason to anticipate a change in such intention.

2.3Ability to Bear Economic Risk. The Lender acknowledges that investment in this Note involves a high degree of risk, and represents that the Lender is able, without materially impairing the Lender’s financial condition, to hold this Note for an indefinite period of time and to suffer a complete loss of the Lender’s investment.

2.4Accredited Investor Status; No Disqualification. The Lender is an “accredited investor” as such term is defined in Rule 501 under the Act. Neither the Lender, nor any of the Lender’s officers, directors, employees, agents, stockholders or partners, has either directly or indirectly, including through a broker or finder, (a) engaged in any general solicitation; or (b) published any advertisement in connection with the offer and sale of this Note. Neither the Lender nor any entity that controls or is under the control of, or under common control with, the Lender, is subject to any of the “bad actor” disqualifications described in Rule 506(d)(1)(i) through (viii), as modified by Rules 506(d)(2) and (d)(3), under the Act.

3.Use of Proceeds.  The Borrower shall use the proceeds from each Working Capital Advance made under this Note exclusively for the purpose(s) set forth in the applicable Borrowing

Request. Any other uses of proceeds of a Working Capital Advance shall be subject to prior written approval of the Lender in its sole discretion.

4.[***]

5.Further Agreements.

5.1Issuance of Dispensary Permit and Formation of NewCo.  In order to further protect the Collateral used as security for the Note Balance by ensuring separation of the Collateral from the other assets of the Borrower, the Borrower hereby covenants and agrees to seek approval from the DOH, at the earliest allowable opportunity, to form a wholly-owned subsidiary (“NewCo”) and transfer the Dispensary Permit to NewCo on the terms and subject to the conditions set forth in the Security Agreement. For purposes of this Note, the Borrower and NewCo (as and if formed) shall be referred to together as the “Loan Parties” and each, as a “Loan Party”.

5.2Access to Books and Records. The Borrower shall, and shall cause NewCo to, as applicable, (a) afford the Lender and its representatives full and free access to and the right to inspect all of the real property, properties, assets, premises, books and records, contracts and other documents and data of NewCo, or of the Borrower as it pertains to the Retail Locations; (b) furnish the Lender and its representatives with such financial, operating and other data and information of NewCo, or of the Borrower as it pertains to the Retail Locations, as the Lender or any of its representatives may reasonably request and (c) instruct the representative of the Loan Parties to cooperate with the Lender with respect to the foregoing, provided that any such access shall be granted during normal business hours upon reasonable advance notice to the applicable Loan Party and in such a manner as not to interfere with the normal operations of the applicable Loan Party.

5.3Collateral. Each of the Loan Parties hereby agrees that, subject to the Intercreditor Agreements, the encumbrances created by the Security Agreement do and shall constitute fully perfected first-priority encumbrances on, and security interests in (to the extent intended to be created thereby), all right, title and interest of the grantors in such Collateral, subject only to (a) liens in favor of the Borrower, (b) liens for taxes, assessments or other governmental charges not delinquent or being contested in good faith by appropriate proceedings diligently conducted which stay the enforcement of any lien and for which adequate reserves are being maintained by the Borrower; (c) deposits or pledges to secure obligations under worker’s compensation, social security or similar laws, or under unemployment insurance; (d) deposits or pledges to secure bids, tenders, contracts (other than contracts for the payment of money), leases, statutory obligations, surety and appeal bonds and other obligations of like nature arising in the ordinary course of business; (e) liens arising by virtue of the rendition, entry or issuance against the Borrower, or any property of the Borrower, of any judgment, writ, order or decree, provided that such liens are in existence for less than twenty (20) consecutive days after it first arises or are being contested in good faith by appropriate proceedings diligently conducted which stay the enforcement of any lien and for which adequate reserves are being maintained by the Borrower; (f) mechanics’, workers’, materialmen’s or other like liens arising in the ordinary course of business with respect to obligations which are not due or which are being contested in good faith by appropriate proceedings diligently conducted which stay the enforcement of any lien; (g) liens in favor of third-

party financing sources placed upon equipment or real estate hereafter acquired or leased to secure a portion of the purchase price or lease thereof, provided that such financing arrangements are subject to arm’s length and market terms and conditions and may be prepaid at any time in accordance with its terms; (h) non-exclusive licenses of intellectual property, and leases or subleases of equipment or real property, in each case granted in the ordinary course of business and which do not interfere in any material respect with the operations of the business of the Loan Parties and (i) “Permitted Liens” as such term is defined in the Senior Credit Agreements (collectively, “Permitted Encumbrances”).

5.4Additional Collateral. The Borrower covenants that for so long as this Note remains outstanding:

(a)If any asset that has an individual fair market value (as determined in good faith by the Borrower) in an amount greater than $250,000 is acquired by NewCo other than assets constituting Collateral that becomes subject to the encumbrances granted hereunder upon acquisition thereof, the Borrower will (i) as promptly as practicable notify the Lender thereof and (ii) take or cause the person to take such actions as shall be reasonably requested by the Lender to grant and perfect encumbrances in favor of the Lender to secure the Borrower’s obligations under this Note (subject to Permitted Encumbrances), all at the expense of the Borrower.

(b)The Borrower shall furnish, or cause NewCo to furnish, as applicable, to the Lender promptly (and in any event no later than thirty (30) days prior to such change), written notice of any change (i) in the Loan Parties’ corporate or organization name, (ii) in the Loan Parties’ organizational identification number, or (iii) in the Loan Parties’ jurisdiction of organization; provided that the Borrower and NewCo shall not effect or permit any such change unless all filings have been made, or will have been made within any statutory period, under the Uniform Commercial Code (UCC) or otherwise that are required in order for the Lender to continue at all times following such change to have a valid, legal and perfected security interest in all the Collateral with the same priority as prior to such change (it being understood that, subject to the foregoing, the Borrower and NewCo may each change the name under which it conducts its business or its corporate name, trade name, trademarks, brand name or other public identifiers).

5.5Notices. The Borrower covenants that for so long as this Note remains outstanding, the Borrower shall promptly notify the Lender, or cause NewCo to notify the Lender, as applicable, of any of the following (and in no event later than three (3) business days after an officer of the applicable Loan Party becoming aware thereof):

(a)the occurrence or existence of any Event of Default;

(b)any breach or non-performance of, or any default under, any contractual obligation of the Loan Parties, or any violation of, or non-compliance with, any law, rule or regulation (other than Cannabis Laws (as defined below)), which, in either case, could reasonably be expected to result, either individually or in the aggregate, in a Material Adverse Effect;

(c)any material breach or non-performance of, or any default under, any material contract of the Loan Parties, or any violation of, or non-compliance with, any laws of the Commonwealth relating to the manufacture, production, distribution, acquisitions, possession, transfer, transport, sale, distribution, or dispensing of medical cannabis and cannabis-infused products in the Commonwealth, and any applicable local ordinances, rules or regulations, bulletins and guidance relating to cannabis, including, but not limited to, the rules and regulations promulgated from time to time by the DOH or other applicable governmental authority (collectively, the “Cannabis Laws”);

(d)any claim, dispute, litigation, investigation, audit, proceeding or suspension known to exist by senior executives of the Loan Parties at any time between the Loan Parties and any governmental body (other than any governmental body with jurisdiction over any Cannabis Laws) which could, if adversely determined, reasonably be expected to result, either individually or in the aggregate, in a Material Adverse Effect;

(e)any material claim, dispute, litigation, investigation, audit, proceeding or suspension known to exist by senior executives of the Borrower or NewCo at any time between the Loan Parties and any governmental body with jurisdiction over any Cannabis Laws;

(f)any material event or development which could reasonably be expected to lead to the permanent suspension or revocation of the licenses held, or to be acquired, by the Loan Parties with respect to the growing, processing and/or dispensing of cannabis in the Commonwealth, including, without limitation, the Dispensary Permit (collectively, the “Cannabis Licenses”), or any fine or penalty levied against any such Person which could reasonably be expected to materially and adversely affect any of the Cannabis Licenses;

(g)the commencement of, or any material adverse development in, any litigation or proceeding affecting the Loan Parties (i) in which the amount of damages claimed is $100,000 or more, (ii) in which injunctive or similar relief is sought and which could reasonably be expected to have a Material Adverse Effect, or (iii) in which the relief sought is an injunction or other stay of the performance of this Note;

(h)any Material Adverse Effect subsequent to the date of this Note;

(i)any material change in accounting policies or financial reporting practices by the Loan Parties;

(j)the creation, establishment or acquisition of any direct or indirect subsidiary of the Loan Parties and the DOH’s commensurate approval; and

(k)any other development specific to the Loan Parties that is not a matter of general public knowledge and that has had, or could reasonably be expected to have, a Material Adverse Effect.

Each notice pursuant to this Section shall be accompanied by a written statement by an officer of the applicable Loan Party setting forth details of the occurrence referred to therein, and stating what action the applicable Loan Party proposes to take with respect thereto and at what time. Each notice of an Event of Default shall describe with particularity any and all clauses or provisions of this Note that have been breached or violated.

5.6Negative Covenants. The Borrower covenants that for so long as this Note remains outstanding:

(a)Amendment to Organizational Documents. The Borrower shall not, and shall not permit or cause NewCo to, amend any organizational or other governance document of the Borrower or NewCo, respectively, in each case without the Lender’s prior written consent.

(b)Debt; Encumbrances. Except for (i) this Note and (ii) indebtedness secured by Permitted Encumbrances, the Borrower shall not (A) incur any indebtedness creating any lien or encumbrance on the Collateral or the Dispensary Permit, or grant any encumbrances (or permit any encumbrances to be granted) on any of the Collateral or the Dispensary Permit, other than Permitted Encumbrances, or (B) permit or cause NewCo to incur any indebtedness or grant any encumbrances (or permit any encumbrances to be granted), on any of the assets of NewCo, including, without limitation, the Dispensary Permit (as and if transferred to NewCo) other than Permitted Encumbrances.

(c)Dispositions. The Borrower shall not, and shall not permit or cause NewCo to, sell, assign, license, lease, convey, transfer or otherwise dispose of (whether in one or a series of transactions) (i) any property or assets of the Loan Parties that constitute Collateral (as defined in the Security Agreement), other than in the ordinary course of business, or (ii) the Dispensary Permit.

(d)Distributions. Except for tax distributions, the Borrower shall not, and shall not permit or cause NewCo to, make any distributions or dividends in respect of limited liability company interests or any other equity interests of the applicable Loan Party of (i) any cash generated from the Collateral or the operation of the Retail Locations or (ii) any loan proceeds from the Working Capital Advance.

(e)Affiliate Transactions. The Borrower shall not, and shall not permit or cause NewCo to, enter into any transaction or series of transactions that relate to the Collateral or the operation of the Retail Locations with, or pay any compensation or other amounts that are derived from the Collateral or the operation of the Retail Locations to, any affiliate of the Borrower, NewCo or TILT, as applicable, except pursuant to terms no less favorable to the Borrower or NewCo, as applicable, than would be obtained in a comparable arm’s length transaction with a person not an affiliate of the Borrower, NewCo or TILT, provided the Borrower or NewCo, as applicable, notifies the Lender of such transaction.

(f)Operation of NewCo. The Borrower shall not permit or cause NewCo to conduct any business or incur any liabilities other than in respect of the operation of the Retail Locations, which operation shall remain controlled by the Borrower and NewCo.

(g)Cannabis Licenses. The Borrower shall not, and shall not permit NewCo to, take any action (or omit to take any action) that would compromise the Existing Permit, the Loan

Parties’ ability to receive, maintain and operate the Dispensary Permit as and if permitted by Cannabis Laws and other rules and regulations promulgated by the DOH.

5.7Public Announcements. Unless required by applicable law or securities exchange requirements (based upon the reasonable advice of counsel), neither the Loan Parties nor any of their respective affiliates shall make any public announcements, including, without limitation, through any public filings, in respect of this Note, the Security Agreement, or the transactions contemplated hereby or thereby, or otherwise communicate with any news media, in each case without the prior written consent of the Lender. Where such an announcement is required by law or securities exchange requirements, the Loan Parties will provide the Lender with a copy of the proposed announcement and the Lender shall have at least two (2) business days to comment on such announcement prior to its publication (including, without limitation, pursuing redactions as may be allowable under applicable law or securities exchange requirements).

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